[Letterhead of Jones, Jensen & Company]


May 26, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Re:       First Target Acquisition, Inc., a Nevada corporation (the
          "Company")

Ladies and Gentlemen:

          We were previously the independent accountants for the Company and on July 31, 1998, we reported on the financial statements of the Company for the fiscal years ended June 30, 1998 and 1997. On May 25, 1999, we were replaced as the independent accountants of the Company following a reorganization with thatlook.com, Inc., a New Jersey corporation.

          We have read the Company's statements included under Item 4 of its Current Report on Form 8-K dated May 25, 1999.

                              Very truly yours,

                                    /s/ Jones, Jensen & Company

                              Jones, Jensen & Company